Exhibit 99

A. T. CROSS Co.	News Release

Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY ANNOUNCES IT WILL EXPLORE

STRATEGIC ALTERNATIVES FOR ITS CROSS ACCESSORY DIVISION

LINCOLN, RI – February 4, 2013 – (GLOBE NEWSWIRE) A.T. Cross Company (NASDAQ: ATX) announced today that it is exploring strategic alternatives for its Cross Accessory Division.  The Cross Accessory Division is a market leading provider of Cross fine writing instruments and related products.  Founded in 1846, the Cross brand is a favorite of successful professionals and corporations and is recognized globally for style, innovation, craftsmanship and quality.  Commenting on the decision, David G. Whalen, President and Chief Executive Officer of A.T. Cross said, “We constantly look for ways to build shareholder value.  At this point in our history, we think it is important to fully understand the different ways that the Cross brand can help us achieve that goal.”

A.T. Cross has engaged C.W. Downer & Co. to assist in its evaluation.

A.T. Cross has not made a decision to pursue any specific transaction or any other strategic alternative, and there is no set timetable for the strategic review process.  A.T. Cross does not intend to comment further regarding the evaluation of strategic alternatives until such time as the Board has determined the outcome of the process or otherwise has deemed that disclosure is appropriate.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, non prescription reading glasses, business accessories and Costa and Native Eyewear premium sports sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com.